UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

IsoPlexis Corporation

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

 465005106

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.	465005106
1
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Spring Mountain Capital G.P., LLC; I.R.S. Identification Number: 13-4182080
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
6,064,661
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
6,064,661
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,064,661
10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.0%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO.	465005106
1
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SMC Growth Capital II GP, LLC; I.R.S. Identification Number: 47-0961259
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
6,064,661
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
6,064,661
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,064,661
10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.0%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP NO.	465005106
1
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SMC Growth Capital Partners II, LP; I.R.S. Identification Number: 46-5766365
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
6,064,661
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
6,064,661
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,064,661
10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.0%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP NO.	465005106
1
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SMC Private Equity Holdings GP, LLC; I.R.S. Identification Number: 46-2847422
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
6,064,661
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
6,064,661
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,064,661
10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.0%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP NO.	465005106
1
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SMC Private Equity Holdings, LP; I.R.S. Identification Number: 46-2836477
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
6,064,661
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
6,064,661
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,064,661
10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.0%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP NO.	465005106
1
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SMC Holdings II G.P., LLC; I.R.S. Identification Number: 27-3065787
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
6,064,661
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
6,064,661
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,064,661
10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.0%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP NO.	465005106
1
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SMC Holdings II, LP; I.R.S. Identification Number: 27-3065911
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
6,064,661
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
6,064,661
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,064,661
10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.0%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP NO.	465005106
1
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Gregory P. Ho
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
6,064,661
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
6,064,661
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,064,661
10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.0%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP NO.	465005106
1
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
John L. Steffens
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
6,064,661
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
6,064,661
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,064,661
10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.0%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Item 1.

(a)	Name of Issuer

IsoPlexis Corporation

(b)	Address of Issuer’s Principal Executive Offices

35 NE Industrial Rd Branford, CT 06405

Item 2.

(a)	Name of Person(s) Filing

Spring Mountain Capital G.P., LLC

SMC Growth Capital II GP, LLC

SMC Growth Capital Partners II, LP

SMC Private Equity Holdings GP, LLC

SMC Private Equity Holdings, LP

SMC Holdings II G.P., LLC

SMC Holdings II, LP

Gregory P. Ho

John L. Steffens

(b)	Address of Principal Business Office or, if none, Residence

650 Madison Avenue, 20th Floor, New York, NY, 10022

(c)	Citizenship

Spring Mountain Capital G.P., LLC – Delaware

SMC Growth Capital II GP, LLC – Delaware

SMC Growth Capital Partners II, LP – Delaware

SMC Private Equity Holdings GP, LLC – Delaware

SMC Private Equity Holdings, LP – Delaware

SMC Holdings II G.P., LLC – Delaware

SMC Holdings II, LP – Delaware

Gregory P. Ho – United States

John L. Steffens – United States

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

465005106

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. ☐78c).
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).
(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

The securities are directly held by SMC Growth Capital Partners II, LP ("GCII"), SMC Private Equity Holdings, LP ("PEH"), and SMC Holdings II, LP ("Holdings").

SMC Growth Capital II GP, LLC, a Delaware limited liability company ("GCII GP"), is the general partner of GCII. SMC Private Equity Holdings G.P., LLC, a Delaware limited liability company ("PEH GP"), is the general partner of PEH. SMC Holdings II G.P., LLC, a Delaware limited liability company ("Holdings GP"), is the general partner of Holdings.

Spring Mountain Capital G.P., LLC, a Delaware limited liability company ("SMC GP"), is the managing member of GCII GP and PEH GP.

John L. Steffens and Gregory P. Ho each serve as a managing member of SMC GP and Holdings GP.

GCII, PEH, Holdings, GCII GP, SMC GP, PEH GP, Holdings GP, Mr. Ho, and Mr. Steffens, as filers of this statement are collectively referred to herein as the “Group.” The joint filing agreement of the members of the Group is attached as Exhibit 1 to this Schedule 13G.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

See Item 4 above.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose, or with the effect, of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:    February 14, 2023

Spring Mountain Capital G.P., LLC

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

SMC Growth Capital II GP, LLC
By:	Spring Mountain Capital G.P., LLC Managing Member

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

SMC Growth Capital Partners II, LP

By:	SMC Growth Capital II GP, LLC
General Partner

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

SMC Private Equity Holdings G.P., LLC

By:	Spring Mountain Capital G.P., LLC
Managing Member

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

SMC Private Equity Holdings, LP

By:	SMC Private Equity Holdings G.P., LLC
General Partner

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

SMC Holdings II G.P., LLC

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

SMC Holdings II, LP

By:	SMC Holdings II G.P., LLC
General Partner

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

Gregory P. Ho

/s/ Gregory P. Ho
Gregory P. Ho

John L. Steffens

/s/ John L. Steffens
John L. Steffens

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of the Issuer and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Date: February 14, 2023

Spring Mountain Capital G.P., LLC

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

SMC Growth Capital II GP, LLC

By:	Spring Mountain Capital G.P., LLC Managing Member

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

SMC Growth Capital Partners II, LP

By:	SMC Growth Capital II GP, LLC
General Partner

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

SMC Private Equity Holdings G.P., LLC

By:	Spring Mountain Capital G.P., LLC
Managing Member

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

SMC Private Equity Holdings, LP

By:	SMC Private Equity Holdings G.P., LLC
General Partner

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

SMC Holdings II G.P., LLC

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

SMC Holdings II, LP

By:	SMC Holdings II G.P., LLC
General Partner

By:	/s/ Gregory P. Ho
Name:	Gregory P. Ho
Title:	Managing Member

Gregory P. Ho

/s/ Gregory P. Ho
Gregory P. Ho

John L. Steffens

/s/ John L. Steffens
John L. Steffens